FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2001

AVI BioPharma, Inc.
(Exact name of registrant as specified in its charter)

Oregon	0-22613	93-0797222
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

One S.W. Columbia, Suite 1105
Portland, OR 97258
(Address of principal executive offices)

(503) 227-0554
Registrant's telephone number, including area code

Item 5.  Other Events.

This report contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of pre-clinical and clinical testing, the effect of regulation by the FDA and other governmental agencies, the impact of competitive products, product development, commercialization and technical difficulties, and other risks detailed in the Company’s Securities and Exchange filings

Strategic Relationship with Medtronic, Inc.

AVI BioPharma, Inc. (NASDAQ: AVII, AVIIW, AVIIZ) (the “Company”) and Medtronic Asset Management, Inc. (“MAMI”), a wholly owned subsidiary of Medtronic, Inc.  (NYSE:  MDT) (“Medtronic”) executed an Investment Agreement on May 22, 2001. The proposed transactions covered by the Investment Agreement and a related press release were reported in a Form 8-k (Reporting date: May 22, 2001, filing date: June 7, 2001).  The pre-closing conditions under the Investment Agreement having been met, the parties closed on the initial transactions contemplated by the Investment Agreement and executed certain additional agreements as outlined herein on June 20, 2001(“Initial Closing”).

At the Initial Closing, the Company issued to MAMI 1,408,451 shares of its Common Stock, par value $0.0001 (“Common Stock”), constituting approximately 6.53% of the Company’s outstanding Common Stock, for $7.10 per share and a warrant to acquire 3,000,000 shares of Common Stock at an exercise price of $10.00 per share.  The $7.10 per share price reflects the average closing sales price for the Common Stock as reported for the Nasdaq National Market (NNM) in The Wall Street Journal for the five (5) days prior to the entering of the definitive agreement to purchase the Common Stock.  The Investment Agreement contemplates additional purchases by MAMI of up to $10,000,000 of AVI Common Stock subject to the achievement of certain milestones and the receipt of certain governmental and regulatory approvals.   352,113 shares of Common Stock will be issued at a price of $7.10 per share upon the first milestone being met.  The sales price for the other two milestones, if met (or waived by MAMI), will be the average closing sales price for the Common Stock as reported for the NNM in The Wall Street Journal for the five (5) days prior to the achievement of the milestone, which event binds the parties to proceed with the closing of the sale of Common Stock related to that milestone. The Investment Agreement prohibits issuing securities in any of the proposed future transactions (after the Initial Closing) if the transaction would require shareholder approval under NASD Rules and such approval is not obtained.  The Company also entered into a Registration Rights Agreement granting certain registration rights to MAMI for the Common Stock it receives from the Company pursuant to the foregoing stock sales and exercise of the Warrant.

On June 20, 2001, the Company and Medtronic also entered into a License and Development Agreement (“License Agreement”) and Supply Agreement.  Under the License Agreement,   the Company granted a worldwide exclusive license to Medtronic for a family of antisense compounds, including Resten-NG™, for use in conjunction with medical devices, including stents, to treat vascular disease. The Company retains all rights to use the antisense compounds for other applications. The proposed commercial applications and sale of the technology by Medtronic are subject to further product development, certain clinical testing and trials, governmental approvals (including Federal Drug Administration approval for United States sales) and other action which could take several years. Upon certain milestones being met, the Company is entitled to certain fixed payments; and, upon commercial exploitation of the licensed technology, the Company is entitled to certain percentage royalty payments. There is no assurance the milestones will be met or that the licensed technology will be commercially exploited and royalties received.

Under the License Agreement, Medtronic also has the right of first refusal to license certain additional drugs, biological products, and antisense compounds developed in the future by the Company that have potential application in the field of use.  Such licensing would be pursuant to additional license and development agreements and supply agreements that would be on similar terms to those of the License Agreement and Supply Agreement.

The Company and Medtronic also entered into a Supply Agreement on June 20, 2001.  Under the Supply Agreement, the Company has agreed to supply all of Medtronic’s needs for the products developed by Medtronic under the License Agreement at negotiated prices. Under the License and Supply Agreements, the Company has also agreed to supply Medtronic certain technical support, training, drugs for clinical trails and other support and development to assist Medtronic in developing, testing and qualifying the drug for FDA approval and commercial exploitation. The Company will be liable for and indemnify Medtronic for certain liabilities relating to its manufacture of the product and other matters, including among others, where the product is defective or adulterated or infringes patents or other third party intellectual property rights, relating to breach of the Company’s representations and warranties, or relating to the Company’s negligence or intentional misconduct.  The Supply Agreement terminates at the same time as the License Agreement.

The Investment Agreement, Warrant, Registration Rights Agreement, License Agreement and Supply Agreement will be filed with the SEC in the Company’s regular future filings.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on July 3, 2001.

AVI BioPharma, Inc.

By:          /s/ Alan P.Timmins
               Alan P. Timmins
               President and Chief Operating Officer
               (Principal Operating Officer)